Exhibit 1

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 13D
Under the Securities Exchange Act of 1934
(Amendment No. 7)*
Online Resources Corporation

(Name of Issuer)
Common Stock, par value $0.0001 per share

(Title of Class of Securities)
68273G101

(CUSIP Number)
Tennenbaum Capital Partners, LLC
2951 28th Street, Suite 1000
Santa Monica, California 90405
(310) 566-1000

(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)
February 5, 2009

(Date of Event Which Requires Filing of This Statement)
     If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box: ☐.
Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See §240.13d-7 for other parties to whom copies are to be sent.
*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.
The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
(Continued on the following pages)

Page 1 of 5 Pages

SCHEDULE 13D
CUSIP No. 68273G101	Page 2 of 5

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Tennenbaum Capital Partners, LLC (IRS ID # 95-4759860) (1)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS *

AF

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)

☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	7	SOLE VOTING POWER

NUMBER OF		7,447,570 shares

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0 shares

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		7,447,570 shares

WITH	10	SHARED DISPOSITIVE POWER

0 shares

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

7,447,570 shares

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES *

☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

21.9% (2)

14	TYPE OF REPORTING PERSON *

IA, OO
(1) Tennenbaum Capital Partners, LLC serves as investment advisor to, inter alia, Tennenbaum Opportunities Partners V, LP, a Delaware limited partnership (“TOP”), Special Value Opportunities Fund, LLC, a Delaware limited liability company (“SVOF”), and Special Value Expansion Fund, LLC, a Delaware limited liability company (“SVEF” and, together with TOP and SVOF, the “Funds”), which are the registered holders of shares of Common Stock and/or Series A-1 Redeemable Convertible Preferred Stock (“Preferred Stock”) of Online Resources Corporation beneficially owned by Tennenbaum Capital Partners, LLC.
(2) Based on (a) 29,342,241 shares of Common Stock of Online Resources Corporation outstanding as of November 4, 2008, as reported by Online Resources Corporation in its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2008 filed with the Securities and Exchange Commission on November 10, 2008, and (b) 4,621,570 shares of Common Stock of Online Resources Corporation into which the Preferred Stock is initially convertible, computed in accordance with Rule 13d-3(d)(1).

CUSIP No. 68273G101	Page 3 of 5

Item 4. Purpose of Transaction
Item 7. Material to be Filed as Exhibits
SIGNATURE
Exhibit Index

     This Amendment No. 7 to Schedule 13D is being filed on behalf of the undersigned to amend the Schedule 13D filed with the Securities and Exchange Commission (the “Commission”) on November 20, 2006, as amended by Amendment No. 1 to Schedule 13D filed with the Commission on November 2, 2007, Amendment No. 2 to Schedule 13D filed with the Commission on November 5, 2007, Amendment No. 3 to Schedule 13D filed with the Commission on December 4, 2007, Amendment No. 4 to Schedule 13D filed with the Commission on August 5, 2008, Amendment No. 5 to Schedule 13D filed with the Commission on December 23, 2008 and Amendment No. 6 to Schedule 13D filed with the Commission on February 3, 2009 (as amended, the “Schedule 13D”), relating to shares of Common Stock, par value $0.0001 per share (the “Common Stock”), of Online Resources Corporation, a Delaware corporation (the “Issuer”). Terms defined in the Schedule 13D are used herein as so defined.
Item 4. Purpose of Transaction.
     Item 4 is supplemented by adding the following paragraph at the end thereof:
     On February 5, 2009, the Reporting Person sent a letter to the Board of Directors of the Issuer (the “Board”). Attached to the letter is a copy of the notice sent on February 5, 2009 by Special Value Opportunities Fund, LLC nominating candidates for each of the three Board seats that are to be filled at the 2009 annual meeting of stockholders scheduled for May 6, 2009. The letter (and the attached notice) is attached hereto as Exhibit 10 and is incorporated herein by reference.
Item 7. Material to be Filed as Exhibits.
     Item 7 is supplemented by adding the following at the end thereof:

Exhibit 10:	Letter, dated February 5, 2009, to the Board of Directors of Online Resources Corporation
***
Important Information
SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY TENNENBAUM CAPITAL PARTNERS, LLC FROM THE STOCKHOLDERS OF THE ISSUER FOR USE AT THE ISSUER’S ANNUAL MEETING, WHEN AND IF THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. THE PROXY STATEMENT, ALONG WITH OTHER RELEVANT DOCUMENTS, WILL BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THE PROXY SOLICITATION WILL PROVIDE COPIES OF THE DEFINITIVE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST. INFORMATION RELATING TO THE PARTICIPANTS IN THE PROXY SOLICITATION IS CONTAINED IN EXHIBIT 2 TO THE SCHEDULE 14A BEING FILED TODAY BY TENNENBAUM CAPITAL PARTNERS, LLC WITH THE SECURITIES AND EXCHANGE COMMISSION.

CUSIP No. 68273G101	Page 4 of 5
SIGNATURE
     After reasonable inquiry and to the best of such Reporting Person’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 5, 2009	TENNENBAUM CAPITAL PARTNERS, LLC, a
Delaware limited liability company

	By:	/s/ Hugh Steven Wilson

Hugh Steven Wilson
Managing Partner

CUSIP No. 68273G101	Page 5 of 5
Exhibit Index

Exhibit 10:	Letter, dated February 5, 2009, to the Board of Directors of Online Resources Corporation

Exhibit 10
[Tennenbaum Capital Partners Letterhead]
Board of Directors of Online Resources Corporation
c/o Mr. Matthew P. Lawlor, Chairman & Chief Executive Officer
4795 Meadow Wood Lane
Chantilly, VA 20151
February 5, 2009
Ladies and Gentlemen:
Attached to this letter please find a copy of the formal notice sent today by Special Value Opportunities Fund, LLC (a holder of record of ORCC’s common shares) nominating candidates for each of the three board seats that are to be filled at the annual meeting of stockholders scheduled for May 6, 2009.
In our previous letter to you we discussed a series of actions that we strongly recommended that the Board of Directors adopt. Among other things, we recommended that the Board consider strategic alternatives and improvements in corporate governance, including splitting the Chairman and Chief Executive Officer roles. Not unexpectedly, the Company and the Board appear to be content with their current practices. As a result, we are nominating to the Board three exceptional and highly qualified candidates that include past chief executives and other corporate officers who have led businesses in industries similar or related to ORCC’s.
Our nominees are John Dorman (past Chairman, President and Chief Executive Officer of Digital Insight Corporation); Edward D. Horowitz (past President and Chief Executive Officer of SES Americom); and Bruce A. Jaffe (past Corporate Vice President and head of Corporate Development of Microsoft Corporation). John, Ed and Bruce have all had exceptional track records in creating value for stakeholders; evaluating strategic alternatives for technology services businesses similar to ORCC; pursuing best corporate governance practices; and running and improving businesses in the technology space. We believe that, if elected, these nominees will challenge both management and existing directors about all aspects of creating value at ORCC, from corporate strategy to matters of operational execution.
•	John Dorman — Mr. Dorman was Chief Executive Officer of Digital Insight Corporation from October 1998 to August 2003, and remained a Director until the Company was sold in 2007. During Mr. Dorman’s tenure, he significantly increased revenue and EBITDA and established Digital Insight as one of the leading online banking platforms, culminating in a very successful cash sale to Intuit Inc. for $1.35 billion. We expect that Mr. Dorman will take a strong leadership position in the Board based on his past success and strong familiarity with both ORCC and potential strategic partners. We believe that Mr. Dorman’s leadership in the industry will help improve the perception of ORCC in the corporate M&A market given that he is a familiar face to many parties with whom ORCC has overlapping strategic interests. Mr. Dorman clearly brings exceptional qualities to the Board of ORCC. His full bio is as follows:
o	Mr. Dorman has held a wide range of senior level executive positions in both the technology and financial institution sectors over the past 25 years.

o	From October 1998 to August 2003, Mr. Dorman served as Chief Executive Officer of Digital Insight Corporation, a company that provides online banking and electronic payment services to mid-market banks and credit unions. Following his retirement as Chief Executive Officer, Mr. Dorman continued to serve as a director of Digital Insight, continuing to provide strategic leadership to the board and management until the Company was acquired by Intuit Inc. in 2007 for $1.35 billion.

o	Prior to joining Digital Insight, Mr. Dorman served as Senior Vice President of the Global Financial Services Division of Oracle Corporation from August 1997 to October 1998, where he was responsible for product development, services and sales to banks and brokerage firms worldwide. Mr. Dorman was promoted into this position shortly after Oracle acquired Treasury Services Corporation, a provider of modeling and analysis software for financial institutions that he founded in 1983. Mr. Dorman was the Chairman and Chief Executive Officer of Treasury Services Corporation from 1983 to 1997.

o	Prior to founding Treasury Services Corporation, Mr. Dorman spent 11 years at Union Bank of California, and served as Treasurer of the Company from 1979 to 1983.

o	Mr. Dorman currently serves as Chairman of the board of directors of Deep Dyve, Inc., and also serves as a director of Consumer Healthcare Advantage, LLP. Mr. Dorman previously served on the board of directors of Zantaz, Inc., until it was acquired by Autonomy, LLC in 2007.

o	Mr. Dorman was named Entrepreneur of the Year in Greater Los Angeles by Ernst & Young in 2003, and was also named to the National Entrepreneur of the Year Hall of Fame in 2003.

o	Mr. Dorman received a B.A. from Occidental College and an M.B.A. from the University of Southern California.
•	Edward D. Horowitz — Mr. Horowitz has over 30 years of executive level experience with roles as Chief Executive Officer of SES Americom, and senior operating roles at Viacom Inc. and Citigroup Inc. In addition, and in between many of his executive roles, Mr. Horowitz has served as a consultant for several leading North American technology and media companies, helping drive their corporate strategy, and serving on their boards and related board committees. Mr. Horowitz’s extensive background from Citigroup in e-banking and his understanding of the technology delivery requirements (both bank requirements and consumer needs) for internet banking and online bill pay would add tremendous value to the ORCC Board. We believe his combination of executive management leadership and knowledge of ORCC’s industry will help add the necessary operating discipline and focus toward a successful outcome for shareholders. His full bio is as follows:
o	From May 2005 to May 2008, Mr. Horowitz served as the President & Chief Executive Officer of SES Americom, North America’s leading commercial satellite provider, and a member of the executive committee of its parent company, SES Global.

o	Prior to joining SES Americom, Mr. Horowitz was recruited by Citigroup’s Chairman, John Reed, to serve as the Chairman of e-Citi and Executive Vice President of Citigroup’s Advanced Development unit, a position he held from January 1997 to July 2000. During his tenure at Citigroup, Mr. Horowitz was responsible for developing and deploying Citigroup’s technology infrastructure to place its products and services on the internet and other electronic platforms. He also served as Chairman of e-Citi, the business unit he founded as the vehicle through which Citigroup could pursue its goal of extending its reach to meet the needs of the emerging middle class around the world. Mr. Horowitz served on Citigroup’s executive and operating committees.

o	From April 1989 to January 1997, Mr. Horowitz served as Viacom’s Senior Vice President, Technology and Operations. From July 1992 until March 1994 he also served as Chairman and Chief Executive Officer of Viacom Broadcasting and from March 1994 until January 1997 he also served as Chairman & Chief Executive Officer of Viacom New Media. Mr. Horowitz was recruited by the Chief Executive Officer to design and implement technology infrastructure to facilitate global expansion, cost reduction, and innovate new levels of service delivery. He also worked on the alignment of business units following the Company’s significant merger and integration activities. During his tenure, Mr. Horowitz served on Viacom’s operating committee.

o	From December 1974 to April 1989, Mr. Horowitz served in a series of roles leading up to Senior Vice President, Network Operations and Business Development of Home Box Office, Inc. (HBO). During Mr. Horowitz’s tenure, he helped grow subscribers from 56,000 to 22 million, and held full P&L authority over marketing, sales, programming and operations. Mr. Horowitz served on HBO’s executive committee.

o	Mr. Horowitz is currently the Chairman of Edslink, LLC, a financial and technology consulting firm that he founded in 2000. Mr. Horowitz is currently a member of the board of directors of EaglePicher and American Management Association, as well as serving on the Network Advisory Council for Accenture. Mr. Horowitz has previously served on the board of directors of i-Village, American Reprographics and Acterna (an optical components company acquired by JDS Uniphase).

o	Mr. Horowitz received a B.S. from City College of New York and an M.B.A. from Columbia University.
•	Bruce A. Jaffe — Mr. Jaffe is a veteran software and internet executive with over 15 years of experience, particularly in dealing with the challenges faced by business-to-business-to-consumer (B2B2C) web based business models like ORCC. Mr. Jaffe has had a long history of success in shaping corporate strategy and leading the M&A and business development functions at Microsoft. There are few professionals that have had the robust level of experience that Mr. Jaffe has had, with Mr. Jaffe having executed over 55 M&A transactions, 12 investments and 2 joint ventures while managing Corporate Development at Microsoft Corporation. Over his 13 year career at Microsoft (which included a role as Chief Financial Officer and head of Business Development of MSN – then one of the largest web-based businesses globally), Mr. Jaffe developed an expertise at identifying flaws and opportunities and determining the appropriate set of strategic and financial alternatives to maximize value outcomes. His full bio is as follows:
o	Since March 2008, Mr. Jaffe has been self employed as a consultant and advisor through his firm, Three Point Group, LLC.

o	Mr. Jaffe held various senior level positions at Microsoft Corporation, including Corporate Vice President, Corporate Development from December 2005 to February 2008; Corporate Vice President & Chief Financial Officer, MSN Division from April 2003 to December 2005; Corporate Vice President/General Manager, MSN Business Development from June 2001 to April 2003; and Director of Corporate Strategy and Corporate Development from June 1995 to June 2001. While managing Corporate Development, Mr. Jaffe built Microsoft Corporate Development into one of the world’s most active and admired M&A and corporate strategy organizations. During his tenure as Chief Financial Officer and Head of Business development of MSN, Mr. Jaffe was responsible for nearly a $1 billion operating income turnaround, and was responsible for many of the strategic initiatives and alliances that drove enhanced consumer adoption of MSN and its related web properties and services. During Mr. Jaffe’s first period in Corporate Development and Strategy, he managed the team responsible for key consumer strategic initiatives, including MSN, Microsoft TV, Gaming/XBOX and Window Media Technology investments.

o	Prior to joining Microsoft, Mr. Jaffe served as Chief Operating Officer of de’MEDICI Systems, Inc., a software start-up, beginning in 1991, and subsequently sold to Waverly Corporation in June, 1995.

o	Mr. Jaffe received a B.S. from the University of California, Berkeley and an M.B.A. from Stanford University.

o	Mr. Jaffe is currently a Guest Lecturer at the University of Washington Michael G. Foster School of Business.
As ORCC’s largest investor, we are committed to achieving value for our investors and for all the shareholders of the Company. Through the nomination of our three candidates, we believe we are providing all shareholders with an opportunity to elect truly independent and highly experienced candidates who will add value to the business operationally, strategically and to shareholders through the Board room. In addition, we believe our three nominees will bring fresh perspectives to the Board and to management through their unique and in-depth experiences of managing, leading, buying and selling similarly situated businesses. Our candidates are committed to working with the remaining Board members to act in the best interests of and maximize value for all shareholders. While our firm has supported the ORCC’s nominees in the past (including the recent mid year election of both Heidi Roizen and Janey Place), we are simply at a point where we believe we can do better for all shareholders with a new slate of directors.
Sincerely,

/s/ Michael Leitner	/s/ Hugh Steven Wilson

Michael Leitner	Hugh Steven Wilson
Managing Partner	Managing Partner
Tennenbaum Capital Partners	Tennenbaum Capital Partners

Chief Executive Officer
Special Value Opportunities Fund, LLC

Special Value Opportunities Fund, LLC
2951 28th Street, Suite 1000
Santa Monica, California 90405
February 5, 2009
Online Resources Corporation
4795 Meadow Wood Lane, Suite 300
Chantilly, Virginia 20151
Attention: Corporate Secretary

RE:	Notice of Director Nominations
Ladies and Gentlemen:
On the date hereof, Special Value Opportunities Fund, LLC, a Delaware limited liability company (“SVOF”), owns of record 1,000 shares (the “Shares”) of Common Stock, $.0001 par value per share (the “Common Stock”), of Online Resources Corporation (the “Company”). SVOF is hereby submitting this notice (together with the Annexes hereto, this “Notice”) to the Company in accordance with the requirements of Article I, Section 6(c) of the Amended and Restated Bylaws of the Company (the “Bylaws”), as filed with the U.S. Securities and Exchange Commission (the “Commission”) in a Form S-1 on March 13, 1999 (File No. 333-74777) and as amended by an amendment filed in a Form 8-K on December 15, 2008 (File No. 000-26123). SVOF’s address is 2951 28th Street, Suite 1000, Santa Monica, California 90405.
SVOF intends to appear at the 2009 annual meeting of the Company’s shareholders or any other meeting of shareholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof (the “Meeting”) in person or by proxy to make the nominations specified in this Notice. SVOF is seeking at the Meeting to elect John Dorman, Edward D. Horowitz and Bruce A. Jaffe as members of the Board of Directors of the Company (the “Board”), and in that regard hereby nominates each of John Dorman, Edward D. Horowitz and Bruce A. Jaffe (each, a “Nominee” and collectively, the “Nominees”) as a nominee for election as a director of the Company at the Meeting to replace the directors whose term is then ending.
SVOF believes that each of the Nominees is an appropriate candidate for election at the Meeting and the Nominees’ presence on the Board will help to enhance shareholder value. Certain information relating to each of the Nominees is required by the Bylaws, which information is set forth herein and in Annex A of this Notice. The written consent of each of the Nominees to be nominated and to serve as a director of the Company is attached hereto as Annex B. To the extent that the Company might propose to increase the size of the Board and/or the number of directors to be elected at the Meeting, SVOF reserves the right to nominate additional nominees for election to the Board at the Meeting. Additional nominations made pursuant to the preceding sentence are without prejudice to the position of SVOF that any attempt to increase the size of the current Board or to reconstitute or reconfigure the classes on which the current directors serve constitutes an unlawful manipulation of the Company’s corporate machinery.

Information concerning SVOF, certain affiliated entities and their respective beneficial ownership of shares of capital stock of the Company is set forth in Annex C hereto. As set forth therein, the Shares are beneficially owned by Tennenbaum Capital Partners, LLC, a Delaware limited liability company and investment advisor to SVOF (“TCP”). For information regarding purchases and sales of securities of the Company during the past two years by SVOF and certain affiliated entities, see Annex D hereto.
TCP has entered into an agreement with each of the Nominees (each, a “Nominee Agreement”) pursuant to which, among other things, TCP has agreed to pay a fee to each of the Nominees and to indemnify the Nominees against certain potential liabilities that might arise in connection with such Nominee being named as a director nominee and related matters. The form of Nominee Agreement executed by each of the Nominees is attached as Annex E hereto. Other than the foregoing, there are no agreements, arrangements or understandings with respect to the nomination of the Nominees between or among either SVOF or TCP and any of their respective affiliates or associates and any others acting in concert with any of the foregoing. SVOF represents that it will notify the Company, in writing, of any such agreements, arrangements or understanding in effect as of the record date for the Meeting promptly following the later of the record date or the date notice of the record date is first publicly disclosed.
There is no agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date hereof by, or on behalf of, SVOF or TCP or any of their respective affiliates or associates, the effect or intent of which is to mitigate loss to, manage risk or benefit of share prices changes for, or increase or decrease the voting power of SVOF or TCP or any of their respective affiliates or associates with respect to shares of stock of the Company. SVOF represents that it will notify the Company in writing of any such agreement, arrangement or understanding in effect as of the record date for the Meeting promptly following the later of the record date or the date notice of the record date is first publicly disclosed.
Except as set forth in this Notice, the information called for by Article I, Section 6(c) of the Bylaws is “not applicable” or “none,” as appropriate. Matters disclosed in any part of this Notice, including the Annexes, should be deemed disclosed for all purposes of this Notice.

SVOF believes that this notice fully complies with the applicable provisions of the Bylaws. Any claim that this notice is in any way defective or deficient, and all further correspondence on this matter, should be addressed to Eduardo Gallardo, at Gibson, Dunn & Crutcher LLP, 200 Park Avenue, New York, NY, 10166, Tel: 212-351-3847, E-mail: egallardo@gibsondunn.com, so that there is adequate opportunity to address such claim in a timely fashion. The giving of this Notice is not an admission that the procedures set forth in the Bylaws are legal, valid or binding, and SVOF reserves all rights to challenge the validity and to assert a claim for any damages or costs SVOF may sustain or incur, including attorneys’ fees, in the event of any dispute concerning the validity of this Notice or the Bylaws.

Sincerely yours,

Special Value Opportunities Fund, LLC

By:	/s/ Hugh Steven Wilson

Name:	Hugh Steven Wilson
Title:	Chief Executive Officer

ANNEX A
DIRECTOR NOMINEES
John Dorman:
Mr. John Dorman, who is currently a private investor, served from October 1998 to August 2003 as Chief Executive Officer of Digital Insight Corporation, a provider of online banking and electronic payment services to mid-market banks and credit unions. Following his retirement as Chief Executive Officer, Mr. Dorman continued to serve on the board of directors of Digital Insight until the company was acquired in 2007 by Intuit Inc.  Prior to joining Digital Insight, Mr. Dorman served as Senior Vice President of the Global Financial Services Division of Oracle Corporation from August 1997 to October 1998; and Chairman and Chief Executive Officer of Treasury Services Corporation, a provider of modeling and analysis software for financial institutions, from 1983 to 1997. Mr. Dorman received a B.A. from Occidental College and an M.B.A. from the University of Southern California. His business address is 145 Ocean Avenue, Santa Monica, CA 90402. Mr. Dorman is a citizen of the United States of America. Mr. Dorman is 58 years old. Mr. Dorman does not beneficially own any securities of the Company.
Edward D. Horowitz:
Since May 2008, Mr. Edward D. Horowitz provides financial, advisory and technology consulting services through Edslink, LLC, a company which he founded. From May 2005 until May 2008, Mr. Horowitz was the President and Chief Executive Officer of SES Americom, a commercial satellite provider, and a member of the executive committee of its parent company, SES Global. Between July 2000 and May 2005, Mr. Horowitz provided financial, advisory and technology consulting services through Edslink, LLC. From January 1997 to July 2000, Mr. Horowitz was Executive Vice President of Citigroup’s Advanced Development unit, and Chairman of Citigroup’s e-Citi unit. Mr. Horowitz received a B.S. from City College of New York and an M.B.A. from Columbia University. His business address is c/o Edslink, LLC, 1140 Avenue of the Americas, New York, New York 10036. Mr. Horowitz is a citizen of the United States of America. Mr. Horowitz is 61 years old. Mr. Horowitz does not beneficially own any securities of the Company.
Mr. Horowitz is a member of the board of directors of EaglePicher, a private company which is 45% owned by funds affiliated with TCP. Mr. Horowitz also provides consulting services to TCP through Edslink, LLC. He has received $7,500 from TCP in the aggregate as compensation for such services.
Bruce A. Jaffe:
Since March 2008, Mr. Bruce A. Jaffe has been the General Manager of Three Point Group, LLC, an entity through which he provides consulting and advisory services. Between June 1995 and February 2008, Mr. Jaffe was an executive at Microsoft Corporation, a computer technology company which develops, manufactures, licenses and supports a wide range of software products and services for many different types of computing devices. Most recently, Mr. Jaffe held the position of Corporate Vice President, Corporate Development at Microsoft Corporation, a position which he held from December 2005 until February 2008. From April 2003 until

December 2005, he was Corporate Vice President and Chief Financial Officer, MSN Division at Microsoft Corporation. Mr. Jaffe is currently a Guest Lecturer at the University of Washington Michael G. Foster School of Business. Mr. Jaffe received a B.S. from the University of California, Berkeley and an M.B.A. from Stanford University. His business address is 9235 NE 37th Place, Yarrow Point, WA 98004. Mr. Jaffe is a citizen of the United States of America. Mr. Jaffe is 44 years old. Mr. Jaffe does not beneficially own any securities of the Company.
With respect to each Nominee, such Nominee is independent under the independence standards applicable to the Company under paragraph (a)(1) of Item 407 of Regulation S-K.

*  Except as set forth above, the information called for by the other relevant items of Regulation 14A is “not applicable” or “none,” as appropriate, for each of the Nominees.

ANNEX B
WRITTEN CONSENT OF NOMINEES
See attached.

WRITTEN CONSENT OF NOMINEE TO BE NAMED IN A
PROXY STATEMENT AND TO SERVE AS A DIRECTOR
I, John Dorman hereby consent to being named as a nominee for the board of directors of Online Resources Corporation (the “Company”) with any proxy, consent or information statement issued relating to the election of directors of the Company at the 2009 Annual Meeting or otherwise. Furthermore, I agree to serve as a director of the Company if so elected.
Dated as of January 29, 2009.

/s/ John Dorman Name: John Dorman

WRITTEN CONSENT OF NOMINEE TO BE NAMED IN A
PROXY STATEMENT AND TO SERVE AS A DIRECTOR
I, Edward D. Horowitz hereby consent to being named as a nominee for the board of directors of Online Resources Corporation (the “Company”) with any proxy, consent or information statement issued relating to the election of directors of the Company at the 2009 Annual Meeting or otherwise. Furthermore, I agree to serve as a director of the Company if so elected.
Dated as of January 30, 2009.

/s/ Edward D. Horowitz Name: Edward D. Horowitz

WRITTEN CONSENT OF NOMINEE TO BE NAMED IN A
PROXY STATEMENT AND TO SERVE AS A DIRECTOR
I, Bruce A. Jaffe hereby consent to being named as a nominee for the board of directors of Online Resources Corporation (the “Company”) with any proxy, consent or information statement issued relating to the election of directors of the Company at the 2009 Annual Meeting or otherwise. Furthermore, I agree to serve as a director of the Company if so elected.
Dated as of January 30, 2009.

/s/ Bruce A. Jaffe Name: Bruce A. Jaffe

ANNEX C
In addition to the Nominees, the following persons are participants in the solicitation of proxies with respect to the Meeting (the “Other Participants”): (i) TCP, (ii) Tennenbaum Opportunities Partners V, LP, a Delaware limited partnership (“TOP”), (iii) SVOF, (iv) Special Value Expansion Fund, LLC, a Delaware limited liability company (“SVEF” and, together with TOP and SVOF, the “Funds”), (v) Michael Leitner, and (vi) Hugh Steven Wilson.
The principal business of TCP is investment advising and TCP serves as investment advisor to the Funds. Michael Leitner is a United States citizen and is a Managing Partner of TCP. Hugh Steven Wilson is a United States citizen and is a Managing Partner of TCP. The business address of each of the Other Participants is 2951 28th Street, Suite 1000, Santa Monica, California 90405.
TCP is the beneficial owner of 7,447,570 shares of Common Stock (which includes (i) 2,826,000 shares of Common Stock held by the Funds (the “Funds Common Stock”) and (ii) 4,621,570 shares of Common Stock into which 75,000 shares (the “Preferred Shares”) of Series A-1 Redeemable Convertible Preferred Stock of the Company (the “Preferred Stock”) held by certain of the Funds is initially convertible), representing approximately 21.9% of the Company’s outstanding shares (based on 29,342,241 shares of Common Stock outstanding as of November 4, 2008 as reported in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2008). TCP has sole voting and dispositive power over such shares.
The Funds Common Stock is held as follows: (i) TOP holds 974,000 shares of Common Stock, (ii) SVOF holds 1,302,445 shares of Common Stock (including the 1,000 Shares) and (iii) SVEF holds 549,555 shares of Common Stock. All such shares of Common Stock (other than the 1,000 Shares, which SVOF holds of record) are held of record by Cede & Co., the nominee of The Depository Trust Company. The record holders of the Preferred Shares are as follows: (i) SVOF holds 52,744.80712 Preferred Shares and (ii) SVEF holds 22,255.19288 Preferred Shares.
Under the terms of the Preferred Stock, so long as 10,000 shares of the Preferred Stock are outstanding (as adjusted for stock splits, stock dividends and the like), the holders of the Preferred Stock are entitled to elect one director to the board of directors of the Company at each annual election of directors. Michael Leitner currently occupies such directorship.
The foregoing summary of the terms of the Preferred Stock is qualified in its entirety by reference to the Certificate of Designations designating the rights and preferences of the Preferred Stock, which is incorporated herein by reference and has been filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Commission on July 3, 2006 (File No. 0-26123), as amended by the Certificate of Correction to the Certificate of Designations, which has been filed as Exhibit 3.2 to the Company’s Current Report on Form 8-K/A filed with the Commission on September 14, 2006 (File No. 0-26123).
In connection with the purchase of the Preferred Shares, SVOF and SVEF entered into (i) an Equity Purchase Agreement, dated as of July 3, 2006 (the “Equity Purchase Agreement”) and (ii) an Investor Rights Agreement, dated as of July 3, 2006 (the “Investor Rights Agreement”), with the Company, which governs certain relationships among such parties. The foregoing is qualified in its entirety by reference to the complete text of such agreements, which are incorporated herein by reference and have been filed as (i) Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on July 3, 2006 (File No. 0-26123) and (ii) Exhibit 4.3 to the Company’s Registration Statement on Form S-3 filed with the Commission on October 26, 2006, as amended (File No. 333-138234), respectively.
TCP has filed a Schedule 13D under the Securities Exchange Act of 1934, as amended, with the Commission relating to the Company (the “Filing”). The Filing, all attachments and any amendments thereto and all future amendments thereto, are hereby incorporated into and made a part of this Notice (but only to the extent that the information disclosed therein constitutes information that is required to be set forth in this Notice pursuant to the requirements of Article I, Section 6(c) of the Company’s Bylaws).

*	Except as set forth otherwise in this Notice, the information called for by the other relevant items of Regulation 14A is “not applicable” or “none,” as appropriate, for each of the Other Participants.

ANNEX D
TRANSACTIONS IN SECURITIES OF THE COMPANY
DURING THE PAST TWO YEARS

Purchaser	Class of Security	Quantity	Date of Purchase
SVOF	Common Stock	797,150	10/31/07
SVEF	Common Stock	336,350	10/31/07
SVOF	Common Stock	117,093	11/1/07
SVEF	Common Stock	49,407	11/1/07
SVOF	Common Stock	140,653	11/2/07
SVEF	Common Stock	59,347	11/2/07
SVOF	Common Stock	30,522	11/19/07
SVEF	Common Stock	12,878	11/19/07
SVOF	Common Stock	109,569	11/20/07
SVEF	Common Stock	46,231	11/20/07
SVOF	Common Stock	20,324	11/21/07
SVEF	Common Stock	8,576	11/21/07
SVOF	Common Stock	6,400	11/23/07
SVEF	Common Stock	2,700	11/23/07
SVOF	Common Stock	492	11/26/07
SVEF	Common Stock	208	11/26/07
SVOF	Common Stock	80,242	11/30/07
SVEF	Common Stock	33,858	11/30/07
TOP	Common Stock	974,000	7/31/08
On July 3, 2006, in order to raise part of the funds required to complete a merger between the Company and Princeton eCom Corporation, in addition to selling the Preferred Stock, the Company entered into an $85 million Credit Agreement dated July 3, 2006 with SVOF and SVEF (the “Credit Agreement”). Under the Credit Agreement, SVOF and SVEF purchased the Company’s five year senior secured notes bearing interest at LIBOR plus 7% (the “Notes”). The Notes were refinanced by the Company on February 21, 2007 and are no longer outstanding. In connection with the refinancing of the Notes, the Company paid (i) $62,028,356.37 to SVOF and (ii) $26,172,302.28 to SVEF.

ANNEX E
FORM OF NOMINEE AGREEMENT
See attached.

TENNENBAUM CAPITAL PARTNERS, LLC
January __, 2009
To:
Dear                                         :
     This will confirm our understanding as follows:
     You agree that you are willing, should we decide to proceed, to become a member of a slate of nominees (the “Slate”) to stand for election as directors of Online Resources Corporation (“ORCC”) in connection with a proxy contest with management of ORCC in respect of the election of directors of ORCC at the 2009 Annual Meeting of Stockholders of ORCC (the “Annual Meeting”) or a special meeting of stockholders of ORCC called for a similar purpose (the “Proxy Contest”).
     Tennenbaum Capital Partners, LLC and/or funds it manages (collectively “TCP”) agree to pay the costs of the Proxy Contest.
     In addition, upon our filing of a preliminary proxy statement with the Securities and Exchange Commission (the “SEC”), which indicates that TCP intends to nominate you for election at the Annual Meeting, you will be paid $50,000 by TCP. You will be responsible for refunding any payment made to you or on your behalf pursuant to this letter agreement in the event that TCP withdraws your name either because the written information you have provided to TCP is incomplete or inaccurate in any material respect or you have materially breached your obligations under this letter agreement. Nevertheless, in all circumstances you will still be entitled to indemnification in accordance with the terms of this letter agreement.
     You understand that it may be difficult, if not impossible, to replace nominees who, such as yourself, have agreed to serve on the Slate and later change their minds and determine not to seek election. Accordingly, the Slate is relying upon your agreement to seek election. In that connection, you are being supplied with a questionnaire in which you will provide TCP with information necessary for TCP to make appropriate disclosure both to ORCC and for use in creating the proxy material to be sent to stockholders of ORCC and to be filed with the SEC. You have agreed that (i) you will immediately complete and sign the questionnaire and return it to me by fax or email with the original to follow promptly by overnight delivery service and (ii) your responses to the questions contained therein will be true and correct in all material respects. In addition, you have agreed that, concurrently with your execution of this letter, you will execute the instrument attached hereto as Annex I, directed to ORCC, informing ORCC that you consent to being nominated by TCP for election as a director of ORCC and, if elected, consent to serving as a director of ORCC. Upon being notified that we have chosen you, we may forward that consent and your completed questionnaire (or summaries thereof) to ORCC.
     You understand and acknowledge that TCP and its affiliates will be required to make various filings with the SEC in connection with the Proxy Contest and may also be required to respond to comment letters and other SEC correspondence relating thereto. In connection therewith, you hereby agree and authorize TCP and its legal representatives to make the following representation to the SEC on your behalf, substantially in the form of the following statement: “[Your Name] acknowledges that (i) he is responsible for the adequacy and accuracy of the disclosure with respect to him in [the applicable filing], (ii) SEC Staff comments or changes to disclosure in response to SEC Staff comments do not foreclose the SEC from taking any action with respect to the filing, and (iii) he may not assert SEC Staff comments as a defense in any proceeding initiated by the SEC or any person under the federal securities laws of the United States.”
     As has been discussed with you, during the period that you are a nominee, TCP may ask your cooperation and assistance with certain limited matters in connection with the Proxy Contest. Examples of such matters would include, if requested, meetings or conference calls with RiskMetrics Group and large institutional stockholders.
     TCP hereby agrees that, so long as you actually serve on the Slate, TCP will defend, indemnify and hold you harmless from and against any and all losses, damages, penalties, judgments, awards, liabilities, costs, expenses and disbursements (including, without limitation, reasonable attorneys’ fees, costs, expenses and disbursements) incurred by you in the event that (i) you become a party, or are threatened to be made a party, to any civil, criminal, administrative or arbitrative action, suit or proceeding, and any appeal thereof relating to your role as a nominee for director of ORCC on the Slate (a “Proceeding”) or (ii) you are called to testify or give a deposition in any Proceeding (whether or not you are a party or are threatened to be made a party to such Proceeding), including, in each case, the advancement to you of all reasonable attorneys’ costs and expenses incurred by you in connection with any Proceeding. Your right of indemnification hereunder shall continue (i) in the event that TCP determines to withdraw the Slate or remove you from the Slate and (ii) after the election has taken place but only for events which occur prior to such election and subsequent to the date hereof. Anything to the contrary herein notwithstanding, TCP is not indemnifying you for any action taken by you or on your behalf which occurs prior to the date hereof or subsequent to the Annual Meeting or such earlier time as you are no longer a nominee of the Slate for election to ORCC’s Board of Directors or for any actions taken by you as a director of ORCC, if you are elected. Nothing herein shall be construed to provide you an indemnity: (i) in the event you are found to have engaged in a violation of any provision of state or federal law in connection with the Proxy Contest unless you demonstrate that your action was taken in good faith and in a manner you reasonably believed to be in or not opposed to the best interests of electing the Slate; (ii) if you acted in a manner which constitutes gross negligence or willful misconduct or (iii) in the event of a material misrepresentation of fact in any information about you provided by you to TCP for inclusion in the proxy statement or other solicitation materials to be used by TCP in connection with the Annual Meeting. In the event that you shall make any claim for indemnification hereunder, you shall promptly notify TCP in the event of any third-party claims actually made against you or known by you to be threatened. In addition, with respect to any such claim, TCP shall be entitled to control your defense with counsel chosen by TCP. TCP shall not be responsible for any settlement of any claim against you covered by this indemnity without its prior written consent. However, TCP may not enter into any settlement of any such claim without your consent unless such settlement includes a release of you from any and all liability in respect of such claim.

     Each of us recognizes that should you be elected to the Board of Directors of ORCC all of your activities and decisions as a director will be governed by applicable law and subject to your fiduciary duty to the stockholders of ORCC and, as a result, that there is, and can be, no agreement between you and TCP which governs the decisions which you will make as a director of ORCC.
[Signature page follows.]

     Should the foregoing agree with your understanding, please so indicate in the space provided below, whereupon this letter will become a binding agreement between us.

Very truly yours,

TENNENBAUM CAPITAL PARTNERS, LLC

By:

Name:	Hugh Steven Wilson
Title:	Managing Partner
Agreed to and Accepted as of the date first above written:

Name: [ ]

ANNEX I
WRITTEN CONSENT OF NOMINEE TO BE NAMED IN A
PROXY STATEMENT AND TO SERVE AS A DIRECTOR
I, [     ] hereby consent to being named as a nominee for the board of directors of Online Resources Corporation (the “Company”) with any proxy, consent or information statement issued relating to the election of directors of the Company at the 2009 Annual Meeting or otherwise. Furthermore, I agree to serve as a director of the Company if so elected.
Dated as of January 30, 2009.

Name: [ ]